Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-51454, No. 333-01061 and No. 333-64984) of Mattel, Inc. of our report dated June 25, 2012 relating to the financial statements of the Mattel, Inc. Personal Investment Plan which appears in this Form 11-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 25, 2012